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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   Form 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  September 11, 1995

                          The Duriron Company, Inc.
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            (Exact name of registrant as specified in its charter)

New York                       0-325               31-0267900
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(State or other              (Commission          (IRS Employer
jurisdiction of               File Number)         Identification
incorporation)                                         No.)


3100 Research Boulevard, Dayton, Ohio                          45420
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(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code (513) 476-6100
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                                Not applicable
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        (Former name or former address, if changed since last report)




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Item 5.         Other Events.
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                On September 11, 1995, The Duriron Company, Inc. ("Duriron")
issued the following press release:

                                                        For Immediate Release
                                                        September 11, 1995



                           DURIRON AND DURAMETALLIC
                          ANNOUNCE MERGER AGREEMENT

        (Dayton, Ohio) - The Duriron Company, Inc. (NASDAQ OTC National Market
Issues: DURI) and the Durametallic Corporation, a privately held corporation headquartered in Kalamazoo, Michigan, jointly announced today that they have reached a definitive agreement to merge the two companies, subject to approval by shareholders of both companies.

        Under the terms of the merger agreement, Duriron will acquire Durametallic through a planned $150 milllion tax-free exchange of common stock. Special meetings of Duriron and Durametallic shareholders to obtain their approval of the transaction are expected to occur no later than December 31, 1995, subject to SEC review of the merger documentation to be sent to shareholders prior to their respective meetings.

        According to William M. Jordan, Duriron President and CEO, the planned merger should enable both organizations to better respond to the evolutionary changes and needs of the worldwide process equipment market place. "Today's customer is increasingly requiring low cost, high value, global capabilities from their suppliers," he said. "Critical components such as Durametallic's seal technology are crucial to providing customers with the performance they demand." Additionally, Mr. Jordan explained that, "The merger will enhance our joint abililty to develop technologically advanced products that will have significant benefits to our mutual customers."

        James S. Ware, Durametallic Chairman, President and CEO, expects both parties to benefit through customer service synergies. "Duriron and Durametallic are widely respected throughout the process industries as technology pioneers and leaders. When we share this expertise with our respective marketing strengths plus our increased service and repair capabilities, we will become an even more formidable competitor in the global market place."

        Upon completion of the merger, Durametallic will be operated by its current management team as an autonomous, wholly-owned subsidiary of Duriron in Kalamazoo, Michigan.

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        Under the merger agreement, the total number of shares of common stock to be issued by Duriron to acquire Durametallic will be calculated by dividing the planned $150 million purchase price by the average closing price of a Duriron share during a defined period prior to the shareholder approval meetings. At the September 7, 1995 Duriron five day average closing price of $26.225 per share, this would result in the issuance of 5.7 million Duriron shares to Durametallic shareholders, which would increase the outstanding Duriron common stock to 24.8 million shares from 19.1 million. No more than
6.5 million shares and no fewer than 5.1 million shares are to be issued by Duriron under the merger agreement, regardless of the actual average closing price of Duriron stock used in the actual share exchange computation. The date of the shareholder meetings and the defined calculation period will be definitively set after SEC review of the merger notification and voting documentation to be sent to shareholders of both companies and expiration of the waiting period required under federal antitrust review law.

        This transaction will be structured as a "pooling of interests," for accounting purposes. Accordingly, Duriron's prior period financial statements will be restated to include the historical results of Durametallic. In 1994, Durametallic reported consolidated sales of $116.6 million and net earnings of $7.2 million.

        Founded in 1917, Durametallic has grown into a worldwide leader in sealing system technology. Its products include: a complete line of mechanical shaft seals for pumps and other rotating equipment; high technology metal bellows components; and auxiliary sealing products. The company has 12 manufacturing service centers and 60 sales and service offices in North America with 11 additional manufacturing plants and 45 sales and service offices worldwide.

        Duriron reported 1994 sales of $345.4 million with net earnings of $17.2 million. Incorporated in 1912, Duriron serves the diverse needs of the chemical process industries through the efforts of its 2,575 employees and a worldwide network of manufacturing and sales facilities. Its product lines include: centrifugal process and chemical injection metering pumps; automatic control valves; rotary valves and associated automation equipment; filtration equipment and complete wastewater systems; laboratory drainage pipe and fittings; and high alloy castings.

       A Registration Statement relating to the Duriron securities to be issued in the merger transaction has been filed with the Securities and Exchange Commission but has not yet become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be


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      unlawful prior to registration or qualilfication under the securities laws of any such State.


                                  SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                THE DURIRON COMPANY, INC.
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                                                (Registrant)


September 11, 1995                              By: /s/ Ronald F. Shuff
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                                                    Ronald F. Shuff,
                                                    Vice President, Secretary &
                                                    General Counsel


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